Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into between Crdentia Corp. (“Crdentia”), on the one hand, and Nick Liuzza, Jr., Nick Liuzza, Sr., Christopher Liuzza (collectively referred to as the “Liuzza Parties”), and those other former shareholders of New Age Staffing, Inc. who are signatories hereto (collectively with the Liuzza Parties, the “Former New Age Shareholders”) on the other hand, as of January 9, 2006 (the “Effective Date”) with reference to the following:

In order to avoid the expense of litigation, and with all parties denying liability, the parties enter into this Agreement and by so doing intend to fully, completely, and finally resolve, terminate, and settle all disputes, claims, and actions between Crdentia and the Liuzza Parties, including, without limitation, those claims which were actually asserted or which could have been asserted in the litigation entitled Nick Liuzza Sr., et al. v. Crdentia Corp., No. 05-3031, pending in the United States District Court, Eastern District of Louisiana, (the “Action”), and to preclude the possibility of further disputes between them.

WHEREFORE, in consideration of the promises, covenants, warranties, and representations set forth below, the parties agree as follows:

1.                                       Return of Shares by Nick Liuzza, Jr.

Nick Liuzza Jr. owns 684,137 shares of common stock in Crdentia.  Crdentia is further presently obligated to deliver 498,855 additional shares of common stock in Crdentia to Nick Liuzza Jr. as (i) dividends payable but not yet paid on the shares of Crdentia’s Class B-1 Preferred Stock (the “B-1 Preferred”) formerly owned by Nick Liuzza Jr. and (ii) consideration payable by Crdentia to Nick Liuzza Jr. upon the conversion of his former shares of B-1 Preferred into Crdentia’s common stock on March 29, 2005 (collectively, the “Nick Liuzza Jr. Dividend/Conversion Shares”).

Within 15 calendar days following the Effective Date, (i) Crdentia shall deliver to Nick Liuzza Jr. stock certificates evidencing the Nick Liuzza Jr. Dividend/Conversion Shares, and (ii) Nick Liuzza Jr. shall deliver to Crdentia certificates representing 591,496 shares of common stock originally issued to Nick Liuzza Jr. on September 22, 2003, free and clear of all encumbrances imposed by Nick Liuzza Jr. and accompanied by signed blank stock powers and such other documentation as is reasonably requested by Crdentia’s transfer agent (other than an opinion of counsel with respect to compliance with federal and state securities laws which, if required, shall be delivered by Crdentia’s counsel).  Crdentia acknowledges and agrees that Nick Liuzza Jr. will continue to own 591,496 of shares of common stock in Crdentia following this Agreement.

2.                                       Extension of Lock-Up Agreement

By execution of this Agreement, Crdentia and Nick Liuzza Jr. are hereby amending that certain Lock-Up Agreement between Crdentia and Nick Liuzza Jr. dated September 13, 2003 (the “Lock-Up Agreement”) (i) subject to clause (iii) immediately below, to extend the term thereof for a period expiring on the one (1) year anniversary of its original expiration date, with such extension to be effective retroactively to the original expiration date, (ii) to include all Crdentia common stock owned by Nick Liuzza Jr. within the definition of “Restricted Shares” thereunder, regardless of whether such shares were received in the Merger (as defined in the Lock-Up Agreement) or thereafter, and (iii) to terminate the Lock-Up Agreement, other than

Section 3 thereof, ninety (90) days following the occurrence of a Qualified Secondary Offering.  A “Qualified Secondary Offering” means a secondary offering of Crdentia common stock raising $20,000,000 or more in gross proceeds.

3.                                       Sales and Transfers of Stock by Former New Age Shareholders

Crdentia covenants that: (i) Crdentia will immediately rescind any and all stop-transfer orders placed with its transfer agent affecting the Former New Age Shareholders; (ii) upon expiration or early termination of the Lock-Up Agreement, Crdentia will immediately rescind any and all stop-transfer orders placed with its transfer agent affecting Nick Liuzza Jr.; (iii) Crdentia will not take any action to impair the right or ability of the Former New Age Shareholders to sell or transfer their Crdentia common stock unless the sale or transfer is prohibited by applicable securities laws or, in the case of Nick Liuzza Jr., the Lock-Up Agreement; and (iv) upon receipt from the Former New Age Shareholders of customary documentation, Crdentia will perform all ministerial acts necessary, including the issuance of appropriate and customary opinions by company counsel without charge to the selling party, to authorize and effect the sale and transfer of common stock sold by the Former New Age Shareholders unless the sale or transfer is prohibited by applicable securities laws or, in the case of Nick Liuzza Jr., the Lock-Up Agreement.  Without limiting the foregoing, Crdentia acknowledges that Chris Liuzza intends to sell 30,000 shares of Crdentia common stock immediately following the Effective Date, and Crdentia agrees to comply with its obligations under this Section within time frames customary in the securities industry.

4.                                       Shares Deliverable Pursuant to B-1 Preferred Conversion and Accrued Dividends

Promptly following delivery to Crdentia of the certificates representing the B-1 Preferred shares currently held by the Former New Age Shareholders, Crdentia shall deliver all shares (together with any and all certificates representing the shares) due to the Former New Age Shareholders as a result of the conversion of the B-1 Preferred shares held thereby and accrued dividends payable in stock on the B-1 Preferred prior to its conversion to Crdentia common stock.

Crdentia agrees and acknowledges that 525,210 additional shares of Crdentia common stock are deliverable under this Section to Nick Liuzza Sr.

5.                                       Release of Claims by the Former New Age Shareholders

Reserving the rights of Nick Liuzza Sr. and Nick Liuzza Jr. under that certain Registration Rights Agreement, dated September 22, 2003, with Credentia (the “2003 Registration Rights Agreement”), the Former New Age Shareholders, on behalf of themselves and their spouses, heirs, successors, administrators, successors, and assigns, absolutely and forever releases and discharges Crdentia, together with its assigns, insurers, subrogees, predecessors-in-interest, successors-in-interest, divisions, all affiliated, parent or subsidiary corporations or entities, officers, directors, employees, members, managers, supervisors, shareholders, and attorneys, from any and all claims, rights, demands, covenants, agreements, contracts, invoices, duties, obligations, responsibilities, representations, warranties, promises, liens, accounts, debts, liabilities, damages, expenses, attorneys’ fees, costs and causes of action, known or unknown of whatever kind and howsoever arising, which each now has, ever has had, or may have had against Crdentia up to and until the Effective Date, whether in law or equity, including without limitation, all claims which were asserted or could have been asserted in the Action, all claims related to, based upon, or arising out of that certain Agreement and Plan of Reorganization by and among Crdentia Corp., NAS Acquisition Corporation, New Age Staffing, Inc., and the Shareholders of New Age Staffing, Inc., all claims arising out of Crdentia’s employment of Nick Liuzza, Jr., all rights to require registration of any shares of Crdentia common stock received in the conversion of the B-1 Preferred (except to the extent that the Former New Age Shareholders may hereafter be entitled to demand registration thereof under the Registration Rights Agreement), and all claims of fraudulent conduct.

6.                                       Release of Claims by Crdentia

Reserving its rights against Nick Liuzza Jr. under the Lock-Up Agreement, Crdentia, on behalf of itself, its assigns, insurers, subrogees, predecessors-in-interest, successors-in-interest, divisions, all affiliated, parent or subsidiary corporations or entities, officers, directors, employees, members, managers, supervisors, shareholders, and attorneys, absolutely and forever releases and discharges the Former New Age Shareholders, together with their spouses, heirs, successors, administrators, successors, and assigns, from any and all claims, rights, demands, covenants, agreements, contracts, invoices, duties, obligations, responsibilities, representations, warranties, promises, liens, accounts, debts, liabilities, damages, expenses, attorneys’ fees, costs and causes of action, known or unknown of whatever kind and howsoever arising, which each now has, ever has had, or may have had against the Former New Age Shareholders up to and until the Effective Date, whether in law or equity, including without limitation, all claims asserted in any action against the Former New Age Shareholders, all claims related to, based upon, or arising out of that certain Agreement and Plan of Reorganization by and among Crdentia Corp., NAS Acquisition Corporation, New Age Staffing, Inc., and the Shareholders of New Age Staffing, Inc. or its employment of Nick Liuzza Jr., and all claims of fraudulent conduct.

7.                                       No Liability

It is understood and agreed that this Agreement does not constitute an admission of liability on the part of any party or parties released herein.  Each party denies liability as to all claims or causes of action but agrees to settle this dispute merely to buy their peace.

8.                                       Covenant Not to Sue

The parties represent and warrant that they will not bring, commence, maintain, support or prosecute, directly or indirectly, any action at law or proceeding in equity or any legal or administrative proceeding or assert a claim for damages or other relief based in whole or in part upon any claim, demand, debt or liability which is released herein.

9.                                       Dismissal of Action

The Liuzza Parties further agree that this Agreement expresses a full and complete compromise and settlement of all claims asserted in the Action, regardless of the adequacy of the aforesaid consideration, and DIRECTS AND AUTHORIZES their counsel to DISMISS THE ACTION WITH PREJUDICE, each party to bear its own costs and attorneys’ fees.

10.                                 Applicable Law and Venue

This Agreement and the rights, duties, and obligations of the Parties to this Agreement shall be interpreted, construed, performed, and enforced in accordance with and governed by the internal law, and not the law of conflicts, of the State of Louisiana.  Crdentia acknowledges and agrees that the Liuzza Parties may seek to enforce this Agreement in any state or federal court of competent jurisdiction in Louisiana, and Crdentia hereby waives any objections to the jurisdiction of those courts based on personal jurisdiction or forum non conveniens.

11.                                 Differences in Fact

The Parties fully understand and agree that the assumptions and perceived circumstances upon which this Agreement is executed may be mistaken or otherwise in error. With such understanding and agreement, the Parties expressly accept and assume the risk of facts being other than or different from its or their assumptions or perceptions as of any date prior to and including the date hereof; the Parties fully agree that this Agreement shall be in all respects effective, and shall not be subject to termination, rescission, or modification by reason of any mistaken or erroneous assumption of perceived circumstances.

12.                                 No Representation

The Parties acknowledge to one another that no promise, inducement or agreement not contained herein has been expressed or made to any of them in connection with this Agreement.

13.                                 Complete Agreement

This Agreement is intended by the Parties as a final and complete expression of their agreement and understanding with respect to its subject manner. The terms of this Agreement are contractual, and may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provisions hereof be waived, except by agreement in writing signed by the party against whom enforcement of the change, modification, alteration, interlineation, waiver or supplementation is sought.

14.                                 General Provisions

(a)                                  This Agreement may be executed in counterparts each of which shall be deemed to be an original, but all of which taken together will constitute but one agreement.

(b)                                 In the event any provision of the Agreement is found to be unenforceable, that finding shall not affect the enforceability of any other provision hereof.

(c)                                  This Agreement confers no rights upon any party, person and/or entity that is not a signatory hereto.

(d)                                 This Agreement shall not be construed for or against any of the parties on the basis of the extent to which that party participated in drafting it.

(e)                                  Each party shall bear its own attorneys’ fees or costs incurred in connection with this Action.  However, in the event any party to this Agreement is required to file an action in order to enforce the provisions of this Agreement, the prevailing party in such action shall be entitled to recover their reasonable attorneys’ fees and costs incurred in such action.

(f)                                    This Agreement constitutes a single, integrated contract expressing the entire agreement of the Parties concerning its subject matter. All prior discussions and negotiations have been merged and integrated into, and are superseded by, this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

DATED: January 9, 2006	/s/ Nick Liuzza, Jr.
NICK LIUZZA JR.

DATED: January 8, 2006	/s/ Nick Liuzza, Sr.
NICK LIUZZA SR.

DATED: January 9, 2006	/s/ Christopher Liuzza
CHRISTOPHER LIUZZA

CRDENTIA CORP.

DATED: January 11, 2006	/s/ James J. TerBeest, Chief Financial Officer
By Its Duly Authorized Representative

JOINDER

IN WITNESS WHEREOF, the undersigned former shareholder of New Age Staffing, Inc. has executed this Agreement effective as of January 9, 2006.

DATED:	, 2006
Name: